EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CKE Restaurants, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-83666, 333-76884, 333-41266, 333-83621, 333-83601, 333-76377, 333-51103, 333-52633, 333-62421, 33-56313, 33-55337, 333-12399, 33-53089-01, 2-86142-01, 33-31190-01 and 333-12401) of CKE Restaurants, Inc. and subsidiaries of our report dated March 13, 2002, relating to the consolidated balance sheets of CKE Restaurants, Inc. and subsidiaries as of January 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2002, which report appears in the January 31, 2002 Annual Report on Form 10-K of CKE Restaurants, Inc. and Subsidiaries.

Orange County, California
April 29, 2002